UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 7, 2013

STEREOTAXIS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-50884	94-3120386
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4320 Forest Park Avenue, Suite 100, St. Louis, Missouri	63108
(Address of Principal Executive Offices)	(Zip Code)

(314) 678-6100

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The information included in paragraphs 1, 2, 3, 5 and 6 under “Certain Transactions with Convertible Debt Holders” in Item 8.01 is incorporated herein by reference.

Item 2.02. Results of Operations and Financial Condition.

On August 8, 2013, Stereotaxis, Inc. issued a press release (the “Press Release”) setting forth its financial results for the second quarter of fiscal year 2013. A copy of the Press Release is being filed as Exhibit 99.1 hereto, and the statements contained therein are incorporated by reference herein.

In accordance with General Instruction B.2. of Form 8-K, the information contained in Item 2.02 and the Exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 3.02 Unregistered Sales of Equity Securities.

The information included in paragraphs 1, 2, 3, 5 and 6 under “Certain Transactions with Convertible Debt Holders” in Item 8.01 is incorporated herein by reference.

Item 8.01. Other Events.

The Company announces the following recent developments:

Certain Transactions with Convertible Debt Holders

On August 7, 2013, holders of all of the Company’s existing convertible subordinated notes exercised an aggregate of warrants to purchase an 2.5 million shares of its common stock at an exercise price of $3.361 per share, for an aggregate of $8.475 million of cash proceeds to the Company. The warrants were originally issued in connection with their notes. The noteholders also converted $8.0 aggregate principal amount of such notes into 2.4 million shares of its common stock at a conversion price of $3.361 per share. The existing convertible subordinated notes and related warrants were sold in a private placement to certain institutional investors in May 2012 in reliance upon the exemptions from registration provided by Rule 506 and Section 4(2) of the Securities Act of 1933. The shares issued upon the conversion of the notes and exercise of the warrants are eligible for resale under a registration statement previously filed by the Company.

Additionally, on August 7, 2013, the Company entered into Exchange and Amendment Agreements with of each those holders of its existing convertible subordinated notes and related warrants pursuant to which those holders exchanged their remaining $100,000 aggregate principal amount of such notes, for an aggregate of approximately 333,000 shares of its common stock and new warrants to purchase an aggregate of 2.5 million shares of its common stock, having an exercise price of $3.361 per share. In connection with the exchange, the holders and Company amended the terms of the original Securities Purchase Agreement dated May 7, 2012 under which the notes and warrants were issued to remove certain covenants, including covenants restricting the Company’s use of proceeds received on sales of the securities, on the additional issuances of securities, and on the limitations relating to issuing variable securities. The holders also released the Company with respect to prior defaults, if any, previously disclosed to the holder and outstanding as of the date of the Exchange and Amendment Agreements under the notes, the warrants and/or any other transaction documents related to the convertible notes, other than the amendment and the new warrants. The new warrants are substantially identical in all material respects to the existing warrants that were issued in the May 2012 private placement. This exchange transaction was conducted under Section 3(a)(9) of the Securities Act of 1933.

As a result, all of the Company’s convertible subordinated notes were converted or exercised at a combined effective rate of $3.00 per share. The Company received an aggregate of $8.475 million gross proceeds from the exercise of the warrants originally issued in connection with the convertible subordinated notes. The Company did not receive any proceeds from such conversions or exchanges of the convertible subordinated notes described above.

Potential Rights Offering. The Company also intends to conduct a rights offering to all stockholders, pursuant to which its stockholders may elect to purchase up to a specified fraction of a shares for each share that of stock held as of the record date for the offering, at a price of $3.00 per share. The number of rights has not been fixed, but the Company currently anticipates that fraction would not be less than 0.25 per share for each share of common stock held. The Company will register the rights offering with the Securities and Exchange Commission, and as a result, the record date has not been set for the rights offering at this time.

Cash proceeds from any of the transactions described above would be used for working capital and general corporate purposes.

The foregoing descriptions of the Exchange and Amendment Agreements and the Warrants are qualified in their entirety by reference to the full text of the forms of such agreements, which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Capitalization

The following table sets forth its capitalization as of June 30, 2013:

•	on an actual basis; and

•

on an as-adjusted basis, to give effect to the (i) conversion of $8.0 million aggregate principal amount of its convertible subordinated notes in to approximately 2.4 million shares, (ii) the cash exercise related existing warrants to purchase an aggregate of 2.5 million shares of its common stock at $3.361 per share, and (iii) the exchange of $100,000 remaining aggregate principal amount of such convertible subordinated notes for an aggregate of 0.3 million shares of its common stock and newly issued warrants to purchase 2.5 million shares of its common stock at an exercise price of $3.361 per share.

	As of June 30, 2013
	Actual	As Adjusted
	(In thousands)
Cash and Cash Equivalents	$4,114	$12,589

Short-Term Debt, including current maturities of long-term debt	12,061	9,322

Warrants and Debt Conversion Features	1,469	18,668

Long-Term Debt, including current maturities	17,809	17,809
Stockholders Equity
Common Stock	8	13
Additional paid-in-capital	367,133	412,596
Treasury stock, 40,151 shares	(206)	(206)
Accumulated deficit	(392,573)	(444,228)

Total stockholders equity (deficit)	(25,638)	(31,824)

Total Capitalization	$(7,829)	$(14,015)

Earnings Release

On August 8, 2013, the Company issued an earnings release reporting its financial results for the quarter ended June 30, 2013. All financial data set forth below is preliminary and unaudited and subject to revision based upon its review and a review by its independent registered accounting firm of its financial condition and results of operations as of such dates and for such periods.

Three-Month Financial Results

Revenue for the second quarter 2013 totaled $9.7 million compared to $8.4 million in the first quarter of 2013, a 15.8% sequential increase, and $10.5 million in the prior year second quarter. System revenue improved 49% sequentially to $3.3 million, as the Company recognized revenue of $2.2 million on two Niobe® ES systems and two Niobe ES upgrades, along with $1.1 million in Odyssey® system sales in the second quarter 2013. Recurring revenue of $6.4 million in the quarter was relatively unchanged from $6.6 million in the prior year second quarter and $6.2 million in the 2013 first quarter. Utilization declined 11% compared to the same quarter last year and was down slightly on a sequential basis.

The Company generated new capital orders of $4.0 million, which included two Niobe ES orders, compared to $3.1 million in the second quarter of 2012 and $2.4 million in the first quarter of 2013. Ending capital backlog for the second quarter was $8.4 million. During the quarter, one Niobe ES order was removed from backlog. The order was expected to go to revenue in 2014 but was cancelled due to changes in ownership at the hospital.

Gross margin in the quarter was $7.3 million, or 74.6% of revenue, versus $7.3 million, or 69.0% of revenue, in the second quarter 2012 and $6.2 million, or 73.9% of revenue, in the first quarter 2013. Operating expenses in the second quarter were $9.0 million, a 24% improvement from the year ago period and an 8% sequential improvement.

Operating loss in the second quarter was $(1.8) million, a 62% reduction compared to $(4.6) million in the prior year quarter and a 51% reduction compared to $(3.6) million in the first quarter. Interest expense increased $0.3 million year over year and $0.2 million sequentially, primarily due to the non-cash amortization of the convertible debt discount.

The net loss for the second quarter was $(3.0) million, or $(0.37) per share, compared to a net income of $2.8 million, or $0.32 per diluted share, reported in the second quarter 2012 and a net loss of $(4.9) million, or $(0.61) per share, reported for the first quarter 2013. The weighted average diluted shares outstanding for the second quarters of 2013 and 2012 totaled 8.2 million and 9.3 million, respectively, and 8.0 million for the first quarter of 2013. The 2012 second quarter results included a $9.0 million gain related to mark-to-market conversion features of the warrants and subordinated convertible debt associated with the $18.5 million financing in May 2012. Excluding this, the adjusted net loss for the 2012 second quarter would have been $(6.2) million, or $(0.91) per adjusted diluted share with 6.7 million adjusted average diluted shares outstanding. Excluding mark-to-market warrant revaluation and amortization of convertible debt discount related to the financing, the net loss for the 2013 second quarter would have been $(3.2) million, or $(0.39) per share, and $(5.0) million, or $(0.63) per share, for the first quarter.

Cash burn for the second quarter of 2013 was $2.2 million, compared to $4.2 million for the second quarter of 2012 and $1.1 million for the first quarter of 2013. The sequential increase in cash burn was primarily due to lower revenues and receivables in the first quarter resulting in lower collections in the second quarter.

Six-Month Financial Results

Revenue for the first six months of 2013 was $18.1 million, down 20.4% compared to $22.8 million in the first six months of 2012. System and recurring revenues were $5.5 million and $12.6 million, respectively, during the first half of 2013, compared to $9.0 million and $13.8 million for system and recurring revenues during the same period of 2012. Overall utilization declined 11% from the same period last year.

Gross margin was $13.5 million, or 74.3% of revenue, compared with $15.8 million, or 69.2% of revenue, in the first six months of the prior year. Operating expenses were $18.8 million year to date on June 30, 2013, compared with $24.6 million in the same period of 2012, a 23.4% reduction. Operating loss was $(5.3) million versus $(8.8) million in the first six months of 2012, a 39.3% decrease.

Interest expense increased to $4.1 million for the first six months of 2013, compared to $3.3 million in the first six months of 2012. The increase was primarily related to non-cash amortization of the convertible debt discount related to the $18.5 million financing in May 2012.

The net loss was $(7.9) million for the first six months of 2013 versus $(3.0) million for the comparable period in 2012. The results for the first six months of 2012 included a $9.0 million gain related to mark-to-market conversion features of subordinated convertible debt and the warrants associated with the May 2012 financing. Cash burn was $3.3 million, compared to $8.5 million in the first six months of 2012.

Cash Position and Capitalization

At June 30, 2013, Stereotaxis had cash and cash equivalents of $4.1 million, compared to $9.6 million at March 31, 2013. At quarter end, total debt was $29.9 million, including $18.5 million related to HealthCare Royalty Partners debt. On July 31, 2013, the Company secured an extension of its revolving line of credit with Silicon Valley Bank through August 31, 2013, and received a waiver of covenant testing as of July 31, 2013.

As previously disclosed, the Company has experienced significant liquidity issues in the recent past. While we have increased our cash position as a result of the transactions with convertible debt holders, we expect to have negative cash flow from operations throughout 2013. Further, we have been close to breaching certain financial covenants in our senior secured credit facility on several occasions, and our lender has recently granted us several short term extensions and covenant waivers or modifications, including monthly extensions and waivers since June. Without a long-term resolution of these liquidity issues, the Company is at material risk both operationally and financially. Therefore, the Company will continue to evaluate operating expense levels and cash burn, while exploring various strategic and financing alternatives with multiple entities to strengthen its balance sheet.

Until the Company can generate significant cash flow from its operations, the Company expects to continue to fund its operations with cash resources primarily generated from the proceeds of the transactions described in “Transactions” above and its existing resources. In order to continue its operations following such time, the Company will be required to raise additional capital or pursue other financing strategies, and has engaged a financial advisor to assist with that process (as described below). The Company may finance such future cash needs through the sale of other equity securities or non-core assets, strategic collaboration agreements, debt financings or through distribution rights. The Company cannot accurately predict the timing and amount of its utilization of capital, which will depend on a number of factors outside of its control.

The Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q disclose in detail the risks of the Company’s current liquidity situation, and will be further updated in the Company’ upcoming Form 10-Q with respect to the second quarter.

The Company cannot assure you that such additional financing will be available on a timely basis on terms acceptable to us or at all, or that such financing will not be highly dilutive to its stockholders. If adequate funds are not available to us, the Company could be required to delay development or commercialization of new products, to license to third parties the rights to commercialize products or technologies that the Company would otherwise seek to commercialize ourselves or to reduce the sales, marketing, customer support or other resources devoted to its products, any of which could have a material adverse effect on its business, financial condition and results of operations. In addition, the Company could be required to cease operations.

Financial Advisor

The Company engaged Gordian Group, LLC to assist it with evaluation of various strategic and financing alternatives. Gordian Group is a financial advisory firm with special expertise in banking and advisory services for businesses in challenging liquidity situations. Gordian Group advised with respect to the transactions announced above relating to its convertible debt holders.

Nasdaq

As previously disclosed, the Company has received notices from Nasdaq advising it that the Company does not meet the continued listing standards of the Nasdaq Global Market. On March 20, 2013, the Company received a notification from the Nasdaq Listing Qualifications Department that the Company is not in compliance with the $50.0 million in total assets and total revenues requirement for its most recently completed fiscal year or for two of the last three most recently completed fiscal years as required by Nasdaq Listing Rule 5450(b)(3)(A). In addition, the Nasdaq letter stated that the Company does not comply with an alternative requirement of Listing Rule 5450(b) for continued listing on the Nasdaq Global Market because its stockholders’ equity is less than $10.0 million and the market value of its listed securities is less than $50.0 million. In addition, on April 17, 2013, Nasdaq notified us that the Company no longer complies with the market value of publicly held shares requirement for continued listing on the Nasdaq Global Market, as the Company did not maintain a publicly held market value of $15 million for the 30 consecutive business days prior to the date of the letter. In accordance with applicable Nasdaq rules, the Company has various periods to regain compliance and to present compliance plans to the Nasdaq.

On July 25, Company representatives appeared before the Nasdaq Listing Qualifications Panel to request a transfer from the Nasdaq Global Market to the Capital Market and to present a plan to regain compliance with the continued listing requirements of the Nasdaq Global Market. The hearing was granted following a determination letter by the Nasdaq staff which denied the Company’s request for an extension to achieve compliance with Global Market requirements. If the Panel decides to continue Stereotaxis’ listing on the Capital Market, the Company could have until December 16, 2013, to achieve compliance with applicable listing requirements. The Company does not have the results of the hearing at this time, but intends to continue to pursue its plans to achieve compliance with Capital Market criteria and to report to the Panel on its progress no later than August 15, 2013, as requested by the Panel.

If its common stock is delisted from the Nasdaq Stock Market, the Company anticipates that its common stock will be immediately eligible for quotation on the OTCQB Market. Any delisting could adversely affect the market liquidity of its common stock, adversely affect its ability to obtain financing for the continuation of its operations and harm its business. Moreover, if the Company are not listed on an “eligible market,” under the terms of its convertible debt, the Company would be in default under the terms of its note, and because of cross-default provisions, the Company would be in default under its other principal debt obligations. In addition, receipt of a deficiency notice from Nasdaq with respect to its ongoing compliance with the Nasdaq Global Market continued listing standards could also result in other negative implications, including the potential loss of confidence by suppliers, customers and employees, the loss of institutional investor interest and fewer business development opportunities. Any of such developments as a result of the foregoing could impair the value of its investment.

Clinical Update

As previously announced, the Company has received 510(k) clearance by the Food and Drug Administration to market the Vdrive™ with V-Sono™ ICE catheter manipulator in the U.S. Additionally, the clinical study for the V-Loop™ circular catheter manipulator has completed 60% enrollment. This five-center, 120-patient clinical study will be part of a future V-Loop 510(k) submission that the Company intends to file upon completion of the study.

This report includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to raise additional capital or otherwise address ongoing liquidity challenges on a timely basis and on terms that are acceptable, its ability to continue to manage expenses and cash burn rate at sustainable levels, its ability to continue to work with lenders to extend, repay or refinance indebtedness on acceptable terms or at all, the Company’s continued listing on the NASDAQ Global Market or ability to satisfy the criteria for listing on the NASDAQ Capital Market, continued acceptance of the Company’s products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase its systems and the timing of such purchases, the outcome of various shareholder litigation filed against Stereotaxis, competitive factors, changes resulting from the recently enacted healthcare reform in the U.S., including changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approvals, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.

Item 9.01. Financial Statements and Exhibits

(a)	Not applicable

(b)	Not applicable

(c)	Not applicable

(d)	Exhibits:

10.1	Form of Amendment and Exchange Agreement between the Company and each of the holders of its convertible debentures participating in the exchange

10.2	Form of Warrant issued pursuant to that certain Exchange and Amendment Agreement, dated August, 2013

99.1	Press release dated August 8, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEREOTAXIS, INC.

Date: August 8, 2013	By:	/s/ Karen Witte Duros
	Name:	Karen Witte Duros
	Title:	Sr. Vice President, General Counsel

EXHIBIT INDEX

10.1	Form of Amendment and Exchange Agreement between the Company and each of the holders of its convertible debentures participating in the exchange

10.2	Form of Warrant issued pursuant to that certain Exchange and Amendment Agreement, dated August, 2013

99.1	Press release dated August 8, 2013.